Exhibit 17.2

November 2, 2007

Mr. Randolph M. Pentel	By registered mail and email (rundimun@aol.com)

Chairman

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, Colorado 80302

Mr. Fred C. Boethling	By registered mail and email (fredb@ix.netcom.com)

President & Chief Executive Officer

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, Colorado 80302

Re: Notice of Resignation as Director of CapSource Financial, Inc.

Mr. Pentel and Mr. Boethling,

I, Bruce W. Nordin, do hereby resign as a Director of CapSource Financial, Inc. effective immediately.

Thank you.

Bruce W. Nordin

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416